Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Clipper Realty Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)(6) (7)		Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock(3)	457	(o)		(1)		(2)		(2)	—
Fees to Be Paid	Equity	Preferred Stock(3)	457	(o)		(1)		(2)		(2)	—
Fees to Be Paid	Other	Rights(3)	457	(o)		(1)		(2)		(2)	—
Fees to Be Paid	Other	Warrants(4)	457	(o)		(1)		(2)		(2)	—
Fees to Be Paid	Other	Units(5)	457	(o)		(1)		(2)		(2)	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	457	(o)	N/A		Unallocated (Universal) Shelf		$200,000,000		0.00015310	$30,620.00
Fees Previously Paid	—	—	—		—		—				—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—				—	—
	Total Offering Amounts								$200,000,000		0.00015310	$30,620.00
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fee Due											$30,620.00

(1)

Subject to Note 7 below, includes an indeterminate number of securities at indeterminate prices that may be issued from time to time in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price. Not specified as to each class of securities to be registered hereunder. The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)

Subject to Note 7 below, there is being registered hereunder an indeterminate number of shares of common stock or preferred stock, or rights to purchase shares of common stock or preferred stock, as may be sold, from time to time separately or as units in combination with other securities registered hereunder.

(4)

Subject to Note 7 below, there is being registered hereunder an indeterminate number of warrants as may be sold, from time to time separately or as units in combination with other securities registered hereunder, representing rights to purchase shares of common stock or preferred stock.

(5)	Subject to Note 7 below, there is being registered hereunder an indeterminate number of units. Each unit may consist of a combination of any one or more of the securities being registered hereunder.

(6)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the sale by the registrant of the securities registered under this registration statement.

(7)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $200,000,000.